EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

[Ernst & Young LLP letterhead]

The Board of Directors
Cypress Bioscience, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2000 Equity Incentive Plan, as amended, of Cypress Bioscience, Inc. of our report dated February 21, 2002 (except Note 1, as to which the date is March 28, 2002), with respect to the consolidated financial statements of Cypress Bioscience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

San Diego, California
May 16, 2002